Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 23, 2014 (June 18, 2014 as to Note 19), relating to the consolidated financial statements of Sprint Corporation and subsidiaries appearing in the Current Report on Form 8-K of Sprint Corporation dated June 18, 2014, and our report, dated May 23, 2014, on the effectiveness of Sprint Corporation and subsidiaries’ internal control over financial reporting as of March 31, 2014, appearing in the Transition Report on Form 10-K of Sprint Corporation for the transition period from January 1, 2014 to March 31, 2014, (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to the fact that on July 10, 2013, SoftBank Corp. completed a merger with Sprint Communications, Inc. (formerly Sprint Nextel Corporation) by which Sprint Corporation was the acquiring company of Sprint Communications, Inc. and applied the acquisition method of accounting as of the merger date and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP Kansas City, Missouri
February 19, 2015